Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed balance sheet as of December 30, 2007, and the unaudited pro forma condensed income statements for the year ended December 30, 2007 are based on historical financial statements of Ruth’s Chris Steak House, Inc. (“Ruth’s Chris”). The unaudited pro forma financial statements give effect to Ruth’s Chris’s definitive purchase agreement to acquire all of the operating assets and intellectual property of Columbus, Ohio based Mitchell’s Fish Market, which operates 19 restaurants operating under the names Mitchell’s Fish Market and Columbus Fish Market, and Cameron’s Steakhouse, which operates three restaurants operating under the names Cameron’s Steakhouse and Mitchell’s Steakhouse from Cameron Mitchell Restaurants, LLC (CMR). The operating assets and intellectual property were purchased on February 19, 2008 for the agreed upon price of $92.0 million. The acquisition was funded with operating cash and the Company’s credit facility.

The unaudited pro forma condensed financial statements are presented as if the acquisition of the Restaurants had occurred as of December 30, 2007 for pro forma balance sheet purposes and as if the acquisition of the Restaurants had occurred as of the first day of fiscal 2007 for pro forma statement of operations purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated preliminary purchase price, is allocated to the net tangible and intangible assets acquired in connection with the acquisition, based on the estimated fair values. Management has made a preliminary allocation of the purchase price based on various preliminary estimates of fair value. Final purchase price adjustments may vary materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed financial statements have been prepared by management for illustrative purposes only and do not include the realization of cost savings from operating efficiencies, revenue synergies or other costs expected to result from the acquisition. The unaudited pro forma condensed financial statements are therefore not necessarily indicative of the condensed financial position or results of operation in future periods that would actually have been realized had the Restaurants been combined with Ruth’s Chris during the specified period.

The pro forma adjustments are based on preliminary information available at the time of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Ruth’s Chris’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 30, 2007, and the acquired Restaurants’ historical financial statements included in this Current Report as Exhibit 99.2.

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Unaudited Pro Forma Condensed Income Statements

(dollar amounts in thousands, except share and per share data)

December 30, 2007

	RCSH Inc.	Mitchell’s Fish Markets and Steakhouses		Adjustments		Pro Forma
Revenues	$319,171	$77,826		—		396,997

Costs and expenses:
Restaurant operating expenses	238,909	63,893		(26	) (1)	302,776
Selling, general and administrative costs	33,558	11,153		—
Depreciation and amortization expenses	12,010	3,217		206	(1)	15,433
Other operating expenses	2,771	—		—		2,771

Operating income	31,923	(437)		(180)		31,306

Other income (expense):
Interest expense	(5,956)	(141)		(5,788	) (2)	(11,885)
Other	724	—		—		724

Income from continuing operations before income tax expense	26,691	(578)		(5,968)		20,145

Income tax expense	8,541	(185	) (3)	(1,910	) (3)	6,446

Income from continuing operations	18,150	(393)		(4,058)		13,699
Discontinued operations, net of income tax benefit	4	—		—		4

Net income available to common shareholders	$18,146	$(393)		$(4,058)		$13,695

Basic earnings (loss) per share:
Continuing operations	0.78	—		—		0.59
Discontinued operations	—	—		—		—

Basic earnings per share	$0.78	$—		$—		$0.59

Diluted earnings (loss) per share:
Continuing operations	$0.78	$—		$—		$0.59
Discontinued operations	—	—		—		—

Diluted earnings per share	$0.78	$—		$—		$0.59

Shares used in computing net income (loss) per common share:
Basic	23,206,864	—		—		23,206,864

Diluted	23,399,446	—		—		23,399,446

(1)	Reflects $206 of amortization expense related to allocation of purchase price to non-compete agreement which will be fully amortized after five full fiscal years.

Reflects ($26) credit to rent expense related to allocation of purchase price to above and below market leases which will be fully amortized over a weighted average of 18.75 years.

(2)	Reflects the following:

•

$5.6 million of pro forma interest expense related to borrowings of approximately $92.0 million under the Revolving Credit Facility calculated at a weighted average interest rate of 6.074%. If the blended interest rate on the new debt were .125 percentage points higher, it would increase our total interest expense by $0.1 million for the year ended December 30, 2007.

•	$0.2 million related to the amortization of the debt issuance costs incurred in amending credit agreement.
(3)	Reflects taxes on the pro forma earnings before income taxes at an assumed rate of 32.0 percent.

RUTH’S CHRIS STEAK HOUSE, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Balance Sheet

(dollar amounts in thousands, except share data)

December 30, 2007

	RCSH Inc.	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$12,311	—		$12,311
Accounts receivable, net	11,825	—		11,825
Inventory	8,626	1,073	(4)	9,699
Prepaid expenses and other	2,803	—		2,803
Deferred income taxes	874	—		874

Total current assets	36,439	1,073		37,512
Property and equipment, net	135,615	40,962	(4)	176,577
Goodwill and franchise rights	75,877	21,217	(4)	97,094
Trademarks	—	28,200	(4)	28,200
Other intangible assets, net of accumulated amortization	2,568	3,336	(4)	5,904
Deferred income taxes	6,110	—		6,110
Other assets	3,669	902	(4)	4,571

Total assets	$260,278	$95,690		$355,968

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$28,868	$1,004	(4)	$29,872
Deferred revenue	27,686	—		27,686
Other current liabilities	1,445	—		1,445

Total current liabilities	57,999	1,004		59,003
Long-term debt	96,750	92,000	(5)	188,750
Deferred rent	16,245	—		16,245
Other liabilities	1,217	2,686	(4)	3,903

Total liabilities	172,211	95,690		267,901

Commitments and contingencies
Shareholders’ equity (deficit):
Common stock, par value $.01 per share; 100,000,000 shares authorized, 23,215,356 shares issued and outstanding at December 30, 2007	233	—		233
Additional paid-in capital	168,431	—		168,431
Accumulated deficit	(80,597)	—		(80,597)
Treasury stock, at cost; 71,950 shares at December 30, 2007	—	—		—

Total shareholders’ equity	88,067	—		88,067

Total liabilities and shareholders’ equity	$260,278	$95,690		$355,968

(4) Reflects impact of preliminary acquisition allocation under purchase agreement:

Inventory	$1,073
Property, plant and equipment	40,962
Goodwill (non-amortizable)	21,217
Trademarks (non-amortizable)	28,200
Favorable leases (amortizable)	2,306
Non-compete agreement (amortizable)	1,030
Liquor licenses (non-amortizable)	902
Unfavorable leases (amortizable)	(2,686)

Total net assets acquired	$93,004

The allocation of purchase price to goodwill includes management’s $1.0 million of preliminary estimates of transaction advisory and legal costs directly related to the acquisition.

(5)	Reflects $92.0 million for amounts borrowed against the Revolving Credit Facility to fund the Acquisition.